UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2006

Loudeye Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-29583	91-1908833
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1130 Rainier Avenue South, Seattle, Washington		98144
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 832-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2006, Loudeye Corp. ("Loudeye") entered into a Subscription Agreement with a limited number of institutional investors pursuant to which Loudeye agreed to sell and issue to such investors 16,500,000 shares of its common stock, together with warrants to purchase 12,375,000 shares of common stock at an exercise price of $0.68 per share, for an aggregate purchase price of $8.25 million. Following consummation of the transaction, Loudeye would have approximately 127,776,757 shares of common stock outstanding (excluding shares issuable upon exercise of the warrants). The warrants are not exercisable until six months after the closing date and are then exercisable until the fifth anniversary of the closing date. The closing of the transaction is expected to be consummated on or after February 22, 2006. Loudeye has agreed to pay a placement fee of $556,875 in connection with the financing.

As Loudeye has previously reported, the Nasdaq Stock Market has informed Loudeye that Loudeye’s common stock is subject to delisting from the Nasdaq Capital Market as a result of its failure to comply with the $1.00 per share bid price requirement for 30 consecutive days as required by Nasdaq Marketplace Rule 4310(c)(4). Loudeye has a grace period until July 3, 2006 to regain compliance with Nasdaq minimum bid price requirements. Loudeye's board of directors and stockholders have approved an amendment to Loudeye’s Certificate of Incorporation to effect a reverse stock split of Loudeye’s authorized and issued and outstanding Common Stock at ratios of one-for-two, one-for-three, one-for-four, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine or one-for-ten. The board of directors may elect to effect a reverse stock split at any one of these ratios at any time before the 2006 annual meeting of Loudeye's stockholders. Loudeye expects to implement such a reverse stock split prior to July 3, 2006 to the extent necessary to regain compliance with Nasdaq minimum bid price requirements. The transaction documents relating to the private placement provide that if Loudeye implements a reverse stock split within six months of the closing of the private placement and the volume weighted average trading price of Loudeye’s common stock on the Nasdaq Capital Market for the twenty trading days immediately following the date the effectiveness of such split is announced is less than the lesser of $0.50 or the closing price of Loudeye’s common stock on the Nasdaq Capital Market on the date of the announcement of the effectiveness of such stock split is announced, then Loudeye will be required to pay an amount in cash or stock, at Loudeye’s election, to the investors in the private placement in the amounts described below. The amount of any such payment to an investor will not in any event exceed ten percent (10%) of the aggregate purchase price paid by such investor in the private placement. Subject to such limitation, if Loudeye elects to make such payment (if any) in cash, the amount to be paid to an investor would equal the number of shares of common stock purchased by such investor in the private placement that are then held by that investor multiplied by the lesser of (a) the difference between the closing price of Loudeye’s common stock on the Nasdaq Capital Market on the date of the announcement of the effectiveness of such split and the volume weighted average trading price of Loudeye’s common stock on the Nasdaq Capital Market for the twenty trading days immediately following the date the effectiveness of such split is announced, or (b) $0.50 less the average trading price of Loudeye’s common stock on the Nasdaq Capital Market for the twenty trading days immediately following the date the effectiveness of such split is announced. If Loudeye elects to make such payment (if any) in shares of Loudeye common stock, the amount of shares to be issued to an investor (the "Additional Shares") would equal the cash amount to be paid to such investor described above divided by the volume weighted average trading price of Loudeye’s common stock on the Nasdaq Capital Market for the twenty trading days immediately following the date the effectiveness of such split is announced. Any such issuance of Additional Shares would be subject to the approval of Loudeye’s stockholders to the extent necessary to comply with the rules of the Nasdaq Capital Market.

The net proceeds of the financing are expected to be used for working capital and any other general corporate purposes.

The securities to be issued in the private placement were offered and sold without registration under the Securities Act of 1933 to a limited number of institutional accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares and the warrants issued, and will be placed on the shares issuable upon exercise of the warrants (and on Additional Shares, if any), unless registered under the Securities Act prior to issuance. In connection with this financing, Loudeye will be required to use its best efforts to file a registration statement covering the shares of common stock to be issued and the common stock underlying the warrants within 45 days after the closing date. Loudeye would also be required to use its best efforts to file a registration statement covering any Additional Shares that it elects to issue to satisfy any amounts that may become due to investors following a reverse stock split, if any. Loudeye will also be required to use its commercially reasonable efforts to have either registration statement declared effective within 120 days (or within 90 days if the Securities and Exchange Commission does not review the registration statement). In the event Loudeye does not file the initial registration statement by the required filing date or if the initial registration statement is not declared effective by the required effectiveness date, Loudeye would owe liquidated damage payments to the investors calculated at a rate of 1% per month of the aggregate purchase paid by an investor, pro rated for the days of noncompliance with the registration requirements. The maximum aggregate amount of liquidated damages payable to an investor pursuant to these provisions cannot exceed eight percent (8%) of the aggregate purchase price paid by such investor.

A complete copy of each of the Subscription Agreement, the form of Common Stock Purchase Warrant and the related press release of Loudeye, are filed herewith as Exhibits 10.1, 10.2 and 99.1, respectively, and are incorporated herein by reference. The summary of the transaction set forth above is qualified in its entirety by reference to such exhibits.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This report is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

Item 3.02 Unregistered Sales of Equity Securities.

On February 20, 2006, Loudeye entered into a Subscription Agreement with a limited number of institutional investors pursuant to which Loudeye agreed to sell and issue to such investors 16,500,000 shares of its common stock, together with warrants to purchase 12,375,000 shares of common stock at an exercise price of $0.68 per share, for an aggregate purchase price of $8.25 million. The warrants are not exercisable until six months after the closing date and are then exercisable until the fifth anniversary of the closing date. The Subscription Agreement and the form of Common Stock Purchase Warrant are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

The offering was made only to accredited investors, as such term is defined in Regulation D under the Securities Act of 1933, as amended. The shares of common stock and the warrants (and Additional Shares, if any) to be issued to the investors have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Loudeye is relying on the exemption from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Loudeye has agreed to file a registration statement covering the resale of the shares of common stock and the shares of common stock underlying the warrants (and of Additional Shares, if any).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Subscription Agreement, dated February 20, 2006, by and among Loudeye and the investors named therein.

10.2 Form of Common Stock Purchase Warrant

99.1 Press release dated February 21, 2006 announcing private placement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

February 21, 2006	By:	Chris J. Pollak

Name: Chris J. Pollak
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Subscription Agreement dated February 20, 2006, by and among Loudeye and the investors named therein
10.2	Form of Common Stock Purchase Warrant
99.1	Press release dated February 21, 2006 announcing private placement